Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Hexcel Corporation of our report dated April 11, 2003, relating to the financial statements of Asahi-Schwebel (Taiwan) Co., Ltd., which appears in the Hexcel Corporation Annual Report on Form 10-K/A (Amendment No. 3) for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Taipei, Republic of China
July 8, 2003